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                                  PROSPECTUS

                                200,000 Shares

                       JEFFERSON SAVINGS BANCORP, INC.

                                 Common Stock
                              ($0.01 Par Value)

               DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Jefferson Savings Bancorp, Inc. (the "Corporation") provides shareholders of the Corporation with a convenient and simple method of purchasing additional shares of the Corporation's common stock, par value $0.01 ("Common Stock"), without payment of any brokerage commission or service charge. Any holder of record of shares of Common Stock is eligible to participate in the Plan.

      Shareholders who participate in the Plan may:

      1. Have cash dividends on their shares of Common Stock automatically reinvested, OR

      2. Continue to receive their cash dividends on shares registered in their names and invest by making optional cash payments of not less than $100 per payment nor more than $10,000 per quarter, OR

      3.  Invest both their cash dividends and such optional cash payments.

If shares of Common Stock are purchased in the market or in private transactions, the price of the shares purchased by the participants will be the actual purchase price for such shares, exclusive of brokerage commissions and expenses. If shares of Common Stock are purchased by participants in the Plan directly from the Corporation, the purchase price will equal the average of the high and low prices for shares of Common Stock as reported on the National Association of Securities Dealers, Inc. Nasdaq Stock Market or such other system as may supersede it, REDUCED BY A DISCOUNT OF 2%.

This Prospectus relates to 200,000 shares of Common Stock of the Corporation available for issuance under the Plan, subject to adjustment for stock splits, stock dividends, reclassifications, reverse stock splits or other similar changes in the Common Stock. It is suggested that this Prospectus be retained for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is July 29, 1996



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TABLE OF CONTENTS

                                                    Page
Available Information                                   2
Documents Incorporated by Reference                     2
The Plan                                                3
Use of Proceeds                                        10
Experts                                                11
Legal Matters                                          11
Commission Position on Indemnification                 11

AVAILABLE INFORMATION

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration, the principal holders of securities of the Corporation and any material interest of such persons in transactions with the Corporation is disclosed in proxy statements distributed to shareholders of the Corporation and filed with the Commission.

Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

The principal executive offices of the Corporation are located at 14915 Manchester Road, Ballwin, Missouri 63011 (telephone number: (314) 227-3000).

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Commission are incorporated herein by reference:

(a) The Corporation's Annual Report on Form 10-K for the year ended
December 31, 1995, as filed with the Commission pursuant to Section 13(a) of the Exchange Act;

(b) The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the Commission pursuant to Section 13(a) of the Exchange Act;

(c) All other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995; and

(d) The description of Common Stock which is contained in the Corporation's Registration Statement on Form 8-A under the Exchange Act, filed March 30, 1993, and the description of the preferred share purchase rights contained in the Corporation's Registration Statement on Form 8-A under the Exchange Act, filed August 19, 1994.



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All reports and other documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated herein by reference from the date of filing of such documents. Copies of all documents incorporated by reference, other than exhibits to such documents, will be provided without charge to each person who receives a copy of this Prospectus upon written or oral request to Mr. Gary G. Honerkamp, Senior Vice President and Secretary, Jefferson Savings Bancorp, Inc., 14915 Manchester Road, Ballwin, Missouri 63011 (telephone number: (314) 227-3000).

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER
THAN THE SECURITIES OFFERED HEREBY; NOR DOES IT CONSTITUTE AN OFFER TO SELL
OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION
TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


THE PLAN

The following question-and-answer statements constitute the full provisions of the Dividend Reinvestment and Stock Purchase Plan of Jefferson Savings Bancorp, Inc.

1.    WHAT IS THE PURPOSE OF THE PLAN?

      The Plan offers shareholders of record a convenient and economical way to increase their ownership of Common Stock. Once a participant is enrolled in the Plan, cash dividends and/or optional cash payments made by the participant will be used to purchase additional shares of Common Stock (both whole and fractional shares). The Corporation shall, at its sole option, direct that the Common Stock be purchased from time to time from the Corporation directly or in the market or in private transactions. Participants pay no brokerage commissions or service charges for purchases made under the Plan. To the extent that purchases of Common Stock under the Plan are made from the Corporation, the Corporation will be provided with additional capital for general corporate purposes.

2.    WHO WILL ADMINISTER THE PLAN?

      The Chase Manhattan Bank (the "Agent"), acts as agent for the participating shareholders, and has designated its affiliate, ChaseMellon Shareholder Services, L.L.C. to perform certain of the administrative functions for the Plan including keeping records, sending statements of account to participants and performing other duties relating to the Plan. The Agent will also function as custodian of shares purchased under the Plan. If the Agent ceases to serve as agent and custodian, its successor will be designated by the Corporation.

3.    WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

      All holders of record of shares of Common Stock are eligible to participate in the Plan. In order to be eligible to participate, an owner of Common Stock whose shares are registered in a name other than his


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      or her own (for example, the name of a broker or bank nominee) can become a shareholder of record by having his or her shares transferred into his or her name, or by purchasing new shares in his or her name. Otherwise, beneficial owners of the Company's Common
      Stock whose shares are registered in names other than their own must make appropriate arrangements for the record owner to participate on their behalf.

4.    HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

      An eligible shareholder may join the Plan at any time by completing an Authorization Form and returning it to the Agent. Authorization Forms will be furnished initially to all shareholders of record and at any time thereafter upon request to the Agent.

      If a current participant whose dividends are being reinvested wishes to begin receiving dividends and investing only through the making of optional cash payments, the participant must request and complete a new Authorization Form and check the "Optional Cash Payments Only" box on the Form.

5.    WHEN MAY A SHAREHOLDER JOIN THE PLAN?

      A shareholder of record may join the Plan at any time. If the completed Authorization Form is received by the Agent before the record date for the payment of the next dividend, then the dividend and/or any optional cash payments received will be used to purchase additional shares of Common Stock. If the completed Authorization Form is received after the record date for the next dividend, the investments will not start until payment of the next following dividend. The record dates will normally be approximately one month prior to the dividend payment dates.

6.    WHAT DOES THE AUTHORIZATION FORM PROVIDE?

      The Authorization Form directs the Corporation to pay the Agent, as the agent for participants, all cash dividends on the Common Stock registered in their names and on shares credited to their Plan accounts. The Authorization Form also directs the Agent to use these cash dividends, together with any optional cash payments, to purchase shares of Common Stock. If the "Optional Cash Payments Only" box on
      the Authorization Form is checked, the Corporation will continue to
                                         --------------------------------
      pay cash dividends to the participant on shares registered in his or her
      ------------------------------------------------------------------------
      name in the usual manner, but will apply any optional cash payment
      ----
      received and dividends thereafter credited to the participant's Plan account to the purchase of additional shares of Common Stock under the Plan.

7.    WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK HELD UNDER THE
      PLAN?

      Normally, certificates for shares purchased under the Plan will not be issued to participants in their names, but will be registered in the name of the Agent or its nominee. Upon a participant's written request to the Agent, however, certificates for any number of whole shares credited to his or her Plan account will be registered in the participant's name and a certificate issued to the participant. Certificates for fractional shares will not be issued. Any whole shares and fractional shares not requested to be registered in a participant's name will continue to be credited to the participant's Plan account, and all dividends on shares in the Plan account will continue to be reinvested. Dividends on the shares registered thereafter in the participant's name will be reinvested only if the participant is already reinvesting dividends on shares held in his


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      or her name or, if he or she is not, upon receipt by the Agent of a completed Authorization Form directing such reinvestment.

      Shares of Common Stock credited to a participant's account under the Plan may not be pledged or assigned by the participant. If the participant should wish to pledge or assign such shares, he or she must request that a certificate for the shares be issued in his or her name.

8.    WHAT IS THE CUSTODY FEATURE OF THE PLAN?

      Under the custody feature of the Plan, a participant may deliver to the Agent his or her other certificates for shares of Common Stock for custody and safekeeping, free of charge. Shares represented by such certificates will be credited as accrued shares held in each participant's account under the Plan, and dividends on such shares will be reinvested under the terms of the Plan. To deposit a certificate, a participant must submit to the Agent a signed letter of transmittal accompanied by that certificate. A form of letter of transmittal may be obtained from the Agent. Shares previously deposited for safekeeping may be withdrawn at any time by notifying the Agent in writing, but such withdrawal will not affect the reinvestment of dividends on those shares unless the participant otherwise terminates his or her participation in the Plan. Because each participant bears the risk of loss in sending stock certificates to the Agent, it is recommended that certificates transmitted to the Agent for custody and safekeeping be sent by registered mail, return receipt requested, and properly insured.

9.    MAY A PARTICIPANT CHANGE HIS OR HER METHOD OF PARTICIPATION
      AFTER ENROLLMENT?

      Yes. If a participant elects to participate in the optional cash payment feature only but later decides to enroll in the dividend reinvestment feature, an additional Authorization Form must be completed and returned to the Agent. If a participant elects to participate through the reinvestment of dividends but later decides to participate only through the optional cash payment feature, an additional Authorization Form must be requested, completed and returned to the Agent, but such Authorization Form must be received on or before the record date preceding the next dividend payment date in order to stop the reinvestment of dividends payable on that date. It should be remembered that even if the participant is enrolled in the optional cash payment feature only, the Corporation will reinvest dividends on shares thereafter credited to the participant's Plan account.

10.   HOW ARE OPTIONAL CASH PAYMENTS MADE?

      An optional cash payment may be made by a shareholder by sending to the Agent a completed Optional Cash Payment Form and a check or money order payable to the Agent as custodian under the Plan. Upon receipt thereof, the Agent will send the participant a Cash Payment
      Acknowledgement and a replacement Optional Cash Payment Form. Additional forms may be obtained from the Agent on request.

      Cash payments are limited to a minimum of $100 per payment and a maximum of $10,000 per quarter. The same amount of cash need not be sent each quarter and there is no obligation to make an optional cash payment in any quarter. Cash received from a participant more than two business days prior to a dividend payment date will be used to purchase shares of Common Stock as described under Question 12. No interest will be paid on optional cash payments.


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11.   MAY AN OPTIONAL CASH PAYMENT ALREADY SENT IN BE WITHDRAWN?

      Yes. Withdrawal of an optional cash payment may be accomplished by sending to the Agent written notice of intention to make such withdrawal; provided, however, that the Agent receives such notice more than two business days prior to the next dividend payment date.

12.   WHEN WILL PURCHASES OF THE SHARES BE MADE?

      Dividends and optional cash payments used to purchase shares from the Corporation will be reinvested and credited to participants' accounts on the dividend payment date. Dividends and optional cash payments used to make purchases in the market or in private transactions will be invested as soon as practicable on or after the dividend payment date, but no later than 30 days after the dividend payment date.

13.   WHAT IS THE PRICE OF THE SHARES PURCHASED?

      If the Corporation, at its option, directs the Agent to purchase part or all of the shares of Common Stock in the market or in private transactions, the price of the shares purchased by the participants shall be the actual purchase price, exclusive of brokerage commissions and expenses. The price of the shares purchased by participants directly from the Corporation will equal the average of the high and low prices for shares of Common Stock on the dividend payment date, as reported on the Nasdaq Stock Market or such other system as may supersede it, reduced by a discount of 2%. The discount may be reduced below 2% or discontinued at the discretion of the Company after a review of current market conditions, the level of participation in the Plan and the Company's projected capital needs. If the dividend payment date is not a trading day for the Nasdaq market makers, the average of the high and low prices for a share of Common Stock on the next preceding trading day will be used to determine the purchase price. No shares will be sold by the Corporation under the Plan at a price less than the par value.

14.   HOW MANY SHARES WILL BE PURCHASED FOR A PARTICIPANT?

      The number of shares purchased will depend on the amount of a participant's cash dividend and/or the amount of any optional cash payments and the purchase price of Common Stock. Each participant's account will be credited by the number of shares purchased (including a fractional share to four decimal places) as determined by dividing the total amount invested by the purchase price.

15.   ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

      Participants will pay no brokerage commissions, expenses or service charges for purchases made under the Plan, but will be responsible for brokerage commissions and applicable transfer taxes related to sales of shares in a participant's Plan account (Please refer to Question 19). All administrative costs of the Plan are paid by the Corporation.

16.   HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

      The participant or the participant's authorized agent must notify the Agent in writing in order to withdraw from the Plan. Following receipt by the Agent of notice of withdrawal of a participant, certificates of whole shares credited to the participant's Plan account will be delivered to the participant by the Agent. A cash payment will be made for any fraction of a share. The amount of the cash payment for a fractional


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      share will be based on the closing trade price for the Common Stock as reported on the Nasdaq on the date the withdrawal notice is received by the Agent.

17.   WHEN MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

      A participant may withdraw from the Plan at any time, upon written notification signed by the participant delivered to the Agent.

      If a participant's notice of withdrawal is received by the Agent prior to the record date for the next dividend, the amount of the cash dividend and/or any optional cash payments which would otherwise have been invested with respect to that dividend payment date will be sent to the participant. All subsequent dividends will be sent to the former participant unless he or she re-enrolls in the Plan.

      If a participant's notice of withdrawal is received by the Agent on or after the record date, the dividend paid on the dividend payment date and/or any optional cash payments received will be used to purchase shares under the Plan. After the dividend payment date, the participant will receive a certificate for the whole shares in the participant's Plan account and a cash payment for any fractional share. All subsequent dividends will be sent to former participant unless he or she re-enrolls in the Plan.

      Death of a participant will not automatically constitute termination of participation in and withdrawal from the Plan. An authorized representative of the estate of the participant must provide the Agent with the notice described under Question 16 to effect a withdrawal.

18.   WHAT HAPPENS IF THE CORPORATION ISSUES A STOCK DIVIDEND OR
      DECLARES A STOCK SPLIT?

      Any shares distributed by the Corporation as a stock dividend on shares credited to a Plan account, or on any split of such shares, will be credited to the Plan account. Stock dividend or split shares distributed by the Corporation on any shares registered in a participant's name (and not held in a Plan account) will be issued directly to the participant in the same manner as to shareholders who are not participating in the Plan.

19.   HOW CAN SHARES IN A PARTICIPANT'S PLAN ACCOUNT BE SOLD?

      The Agent will, as soon as practicable after receipt of a participant's written request, sell in the open market all or a portion of the whole shares of Common Stock in such participant's Plan account and forward the proceeds, less brokerage commissions and any applicable transfer taxes, to the participant. Neither the Agent nor the Corporation can provide any assurances with respect to the price at which such shares will be sold or whether a willing buyer for such shares can be found at the time the participant wishes to sell. The minimum number of shares a participant may sell under this feature is 100, unless the participant is also terminating all participation in the plan.

20. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN HIS OR HER NAME?

      If a participant disposes of all shares registered in his or her name (those for which the participant holds certificates), the Agent will, so long as the participant has at least one full share credited to his or her Plan account, continue to reinvest the dividends on the shares credited to the participant's Plan account until the participant notifies the Agent in writing that he or she wishes to withdraw. If less than one full share is credited to a participant's Plan account, and no shares are registered in his or her name, a check will be


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      sent to the participant for any fractional share and his or her account will be closed. Optional cash payments may continue to be made by a participant as long as there is at least one full share credited to his or her account or registered in his or her name.

21.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION
      IN THE PLAN?

      A participant in the Plan on whose behalf shares of Common Stock have been purchased with reinvested dividends will realize a taxable dividend (i) in an amount equal to the cash dividend if the stock is purchased on the open market and (ii) in an amount equal to the fair market value of the shares of Common Stock credited to his account on the date the cash dividend is paid if the Common Stock is purchased from the Corporation. If shares of Common Stock are purchased on the open market (whether purchased with reinvested dividends or optional cash payments), the Internal Revenue Service has ruled that a participant will be treated as having received a taxable dividend, in addition to the amount of the dividend described above, equal to the participant's share of the brokerage commissions, service charges and other fees, if any, paid by the Corporation in connection with the purchases of such shares of Common Stock. No taxable income should be realized on account of shares of Common Stock purchased under the Plan with optional cash payments.

      The tax basis of shares of Common Stock purchased with reinvested dividends will be the purchase price paid by such Participant for such shares of Common Stock. The tax basis of shares of Common Stock purchased with optional cash payments will be the purchase price paid by such participant for such shares of Common Stock. The tax basis of shares of Common Stock purchased in open market transactions will include the participant's share of any such brokerage commissions, service charges or fees payable by the Corporation with respect to such purchases. The Agent will inform participants of the amount of such commissions, service charges or other fees, if any, allocable to purchases for their account.

      The holding period for shares of Common Stock credited to a participant's account pursuant to the dividend reinvestment aspect of the Plan will begin on the day following the date the shares of Common Stock are purchased. The holding period for shares of Common Stock credited to a participant's account pursuant to the optional cash payment aspect of the Plan will begin on the day following the date of purchase.

      A participant will not recognize any taxable income when certificates are issued to the participant for shares of Common Stock credited to the participant's account, either upon the participant's request for certificates or upon withdrawal from or termination of the Plan.

      A participant will recognize gain or loss when whole shares of Common Stock, fractional shares of Common Stock or stock rights held in his account are sold or exchanged by the Agent on behalf of the participant or when the participant sells his or her shares of Common Stock after withdrawal from or termination of the Plan. The character of such gain or loss will depend on the circumstances of each participant. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares of Common Stock and the participant's tax basis in such shares of Common Stock. No taxable income will be realized when a participant, pursuant to the participant's request or upon his or her withdrawal from the Plan, receives certificates for the shares credited to his or her Plan account. A participant who, upon withdrawal from the Plan, receives a cash adjustment for a fractional share in his or her Plan account, may recognize taxable income with respect to the sale of such fraction.
      The amount of the income or loss and its character will depend upon the circumstances of each participant.



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      If a participant is subject to federal income tax withholding on dividends received from the Corporation or on proceeds from the redemption, sale or exchange of shares acquired under the Plan, including backup withholding of 31% on payments made to persons other than corporations and other exempt entities and withholding of 30% (or a lesser rate) on payments made to non-U.S. persons, the Corporation will deduct the amount required to be withheld from such dividends or proceeds before applying such dividends to the purchase of shares under the Plan or releasing such proceeds to the participant. Payment of dividends and proceeds to nonexempt persons and amounts, if any, of tax withheld will be reported to the United States Internal Revenue Service by the Corporation as required by law.

      All participants are urged to consult their own tax advisors to determine the particular tax consequences which may result from their participation in the Plan and the subsequent disposal by them of shares of Common Stock purchased pursuant to the Plan.

22.   WHAT PROVISION IS MADE FOR FOREIGN SHAREHOLDERS SUBJECT TO
      UNITED STATES INCOME TAX WITHHOLDING?

      In the case of foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, the Agent will invest in shares of Common Stock an amount equal to the dividends of such foreign participants less the amount of tax required to be withheld. The quarterly statement of account confirming purchases made by the Agent for such foreign participants will indicate the net dividend payment invested.

      Optional cash payments received from foreign shareholders must be in United States dollars and will be invested in the same way as optional cash payments from other participants.

23. HOW WILL A PARTICIPANT'S SHARES HELD UNDER THE PLAN BE VOTED AT MEETINGS OF SHAREHOLDERS?

      For each meeting of shareholders, participants will receive proxies which will enable them to vote shares registered in their names plus shares registered in the name of the Agent or its nominee and credited to their accounts under the Plan. No shares registered in the name of the Agent or its nominee as custodian for Plan participants will be voted unless proxies from Plan participants have been received for the shares or the participant votes in person at the meeting. If the participant desires to vote in person at the meeting, a proxy for shares credited to his or her account under the Plan may be obtained upon written request received by the Agent at least ten days before the meeting.

      If no instructions are received on a returned proxy card or instruction form, properly signed, with respect to any item thereon, all of participant's shares - those registered in his or her name, if any, and those credited to his or her account under the Plan - will be voted in the same manner as non-participating shareholders who return signed proxies and do not provide instructions, that is, in accordance with the recommendations of the Corporation's management. If the proxy card of instruction form is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

24.   WHO INTERPRETS AND REGULATES THE PLAN?

      The Corporation reserves the right to interpret and regulate the Plan as deemed desirable or necessary.


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      The Corporation, the Agent, or any other agent administering the Plan will not be liable for any act done in good faith or for any omission to act in good faith.

      Each participant should recognize that the Corporation cannot assure a profit or protect a participant against a loss on the shares purchased under the Plan.

25.   MAY THE PLAN BE MODIFIED OR DISCONTINUED?

      The Corporation reserves the right to suspend, modify or terminate the Plan at any time. Any suspension, material modification or termination of the Plan will be announced by the Corporation to all participants in the Plan. Termination of the Plan will have the same effect and be accomplished as to each participant in the same manner as if the participant had completely withdrawn from participation in the Plan.

26.   WHAT KINDS OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE
      PLAN?

      Each participant in the Plan will receive a statement of his or her account (each quarter) showing amounts invested, purchase prices, number of shares purchased and other information for that quarter. These statements are a participant's records of the cost of his or her purchases and should be retained for income tax purposes. In addition, each participant will receive the same communications sent to every holder of shares of Common Stock, including the Corporation's annual reports to shareholders, notices of meetings, proxy statements and proxies.

27.   WHERE SHOULD COMMUNICATIONS REGARDING THE PLAN BE DIRECTED?

      Participants should direct all correspondence and inquiries relating to the Plan to the Agent, as follows:

      ChaseMellon Shareholder Services
      P.O. Box 3338
      South Hackensack, New Jersey 07606-1938
      Telephone: 1-888-213-0965


USE OF PROCEEDS

No determination has been made as to the specific uses of the proceeds from the sale of the shares of Common Stock herein being offered by the Corporation, in part because the Corporation has no precise method of estimating the number of shares that will be sold over the duration of the Plan, the timing of the sales of shares, or the prices at which the shares will be sold. Probable uses of proceeds include capital contributions to the Corporation's subsidiaries, future capital expenditures or possible acquisitions of additional banks or other businesses. Pending the application of such proceeds to the purposes stated above, they may be invested in short-term money market or other short-term instruments.



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EXPERTS

The consolidated financial statements of the Corporation for the year ended December 31, 1995 incorporated by reference in its Annual Report (Form 10-K) have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for the Corporation by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Members of, and attorneys employed by, Lewis, Rice & Fingersh, L.C., owned directly or indirectly as of May 14, 1996, approximately 2,940 shares of Common Stock.


COMMISSION POSITION ON INDEMNIFICATION

Article XVII of the Corporation's Certificate of Incorporation provides that it shall indemnify its directors and certain of its officers, to the full extent permitted by applicable Delaware law, from expenses, fines, judgments and other amounts incurred by them in connection with suits or proceedings against them.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


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